Exhibit 10.1

BACKUP CERTIFICATE AGREEMENT

This Backup Certificate Agreement is entered into among Indeck Maine Energy, LLC (“Indeck Maine”), Ridgewood Providence Power Partners, L.P. (“RPPP”), Ridgewood Rhode Island Generation, LLC (“RRIG”), Linwood 0708 LLC (“Linwood”), Rhode Island LFG Genco, LLC (“RILG,” and together with RPPP, RRIG and Linwood, “Backup Purchasers”), and acknowledged and consented to by, solely as to Section 5(b) below, Covanta Energy Corporation (“Covanta”) and Ridgewood Power Management LLC, as agent for Linwood, RPPP and RRIG under the Agreement (as defined below) (“RPM”), as of August 19, 2008 (this “Backup Agreement”). Indeck Maine and Backup Purchasers are referred to herein individually as a “Party” and collectively, as the “Parties.” Capitalized terms not otherwise defined herein have the meanings given to such terms in the Amendment or the Agreement (each defined below).

RECITALS

WHEREAS, under that certain Certificate Purchase and Sale Agreement entered into as of April 30, 2003 by and among Constellation Energy Commodities Group, Inc., f/k/a Constellation Power Source, Inc. (“Constellation”), Indeck Maine, RPPP, RRIG and RPM, as amended by that certain letter agreement dated January 25, 2006 and Amendment No. 1 dated as of October 31, 2006 (the “Previously Effective Agreement”), Indeck Maine, RPPP, RRIG and Linwood agreed to sell Certificates to Constellation;

WHEREAS, under that certain Purchase and Sale Agreement dated as of the date hereof among Ridgewood Maine, L.L.C., Indeck Energy Services, Inc., Covanta and, for certain limited purposes, Indeck Maine (the “Purchase and Sale Agreement”), Ridgewood Maine, L.L.C. and Indeck Energy Services, Inc. shall sell, assign, transfer and convey to Covanta their respective membership interests in Indeck Maine (the “Transaction”);

WHEREAS, under that certain Assignment, Assumption, Release and Amendment to the Agreement dated as of July 31, 2008 (the “Amendment”), Indeck Maine agreed to assign its respective rights and obligations under the Agreement to Linwood and Linwood agreed to assume such rights and obligations as of the Effective Date (as defined below) (the Previously Effective Agreement, as amended by the Amendment, is referred to herein as the “Agreement”);

WHEREAS, as a result of the transactions contemplated by the Agreement, Linwood, RPPP and RRIG are obligated to provide Constellation with the Certificates required for the 2008 Optional Firm Transaction and, if Constellation so elects, the 2009 Optional Firm Transaction;

WHEREAS, in order to fulfill such obligations, Backup Purchasers wish to purchase from Indeck Maine and Indeck Maine wishes to sell to Backup Purchasers certain Second Standard Certificates as contemplated in this Backup Agreement; and

WHEREAS, Indeck Maine has agreed to act as agent (the “Agent”) for Linwood, RPPP and RRIG with respect to Delivery of Second Standard Certificates to Constellation and payments therefor pursuant to that certain Agency Agreement dated as of the date hereof (the “Agency Agreement”) among Indeck Maine, RPM, Linwood, RPPP and RRIG.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to become legally bound, agree as follows:

1. This Backup Agreement shall become valid, effective and enforceable as of the date this Backup Agreement is fully executed by all the Parties hereto, provided that Sections 2 through 11 shall be subject to, and not valid, effective or enforceable until, the closing of the Transaction (the “Effective Date”). Subject to and upon the Effective Date, the Parties agree that they will commence the performance of their obligations under Sections 2 through 11 of this Backup Agreement.

2. (a) To the extent Linwood, RPPP and RRIG are permitted pursuant to the terms of the Agreement to provide Constellation with Second Standard Certificates (rather than First Standard Certificates) for 2008 to meet their obligations under the 2008 Optional Firm Transaction, Indeck Maine shall, subject only to Force Majeure, sell, transfer and Deliver to Backup Purchasers and Backup Purchasers shall purchase and take from Indeck Maine, Certificates for MWhs of generation from its biomass generating facilities located in Jonesboro, Maine and West Enfield, Maine, which include (a) Indeck West Enfield (NEPOOL GIS Asset I.D. #445) and (b) Indeck Jonesboro (NEPOOL GIS Asset I.D. #446) (together, the “Biomass Projects”) in 2008 meeting the Second Standards (“Maine Biomass 2008 Generation”), at the times, and in amounts equal to, the Second Standard Certificates otherwise to be Delivered by Linwood, RPPP and RRIG to Constellation under the Agreement for the 2008 Optional Firm Transaction, which will not in any event exceed 208,651 such Certificates (less Certificates Delivered pursuant to the Agreement prior to the Effective Date). Linwood, RPPP and RRIG’s agreed schedule for the delivery of Second Standard Certificates to Constellation, and thus, upon the Effective Date, the expected delivery schedule for Indeck Maine hereunder, with respect to the 2008 Optional Firm Transaction (less Certificates Delivered pursuant to the Agreement prior to the Effective Date) is attached hereto as Exhibit A to this Backup Agreement.

(b) To the extent Linwood, RPPP and RRIG are permitted pursuant to the terms of the Agreement to provide Constellation with Second Standard Certificates (rather than First Standard Certificates) for 2009 to meet their obligations under the 2009 Optional Firm Transaction, Indeck Maine shall, subject only to Force Majeure, sell, transfer and Deliver to Backup Purchasers and Backup Purchasers shall purchase and take from Indeck Maine, Certificates for MWhs of generation from its Biomass Projects in 2009 meeting the Second Standards (“Maine Biomass 2009 Generation”), at the times, and in an amounts equal to, the Second Standard Certificates otherwise to be Delivered by Linwood, RPPP and RRIG to Constellation under the Agreement for the 2009 Optional Firm Transaction, which will not in any event exceed 208,651 such Certificates. Linwood, RPPP and RRIG will provide Indeck Maine with the schedule for the delivery of First and Second Standard Certificates to Constellation, and thus, upon the Effective Date, the expected delivery schedule for Indeck Maine for Second Standard Certificates hereunder, with respect to the 2009 Optional Firm Transaction promptly after Linwood, RPPP and RRIG and Constellation reach agreement upon any such schedule.

(c) Notwithstanding paragraphs (a) and (b) above, solely to the extent Indeck Maine is unable to provide Certificates to Backup Purchasers as required by paragraphs (a) and (b) that have been generated from the Biomass Projects and such failure is not excused as a Force Majeure, Indeck Maine may Deliver Certificates to Backup Purchasers otherwise meeting all of the other terms and conditions of paragraphs (a) and (b) above, but which have not been generated by the Biomass Projects.

(d) For purposes of this Backup Agreement, a Certificate shall only be deemed to be “Delivered” if (1) such Certificate has been created on its “Creation Date” in the NEPOOL GIS and (2) such Certificate has subsequently been deposited in one of Backup Purchasers’ account in the NEPOOL GIS. Title to and risk of loss with respect to the Certificates shall pass to Backup Purchasers upon Delivery of such Certificates to Backup Purchasers as provided herein. Notwithstanding any other provisions of this Section 2 to the contrary, delivery of Certificates to Constellation under the Agency Agreement shall constitute Delivery hereunder.

(e) Backup Purchasers shall pay Indeck Maine the same price for the Certificates to be delivered hereunder as the price Linwood, RPPP and RRIG are entitled to receive (without setoff) from Constellation for such Certificates under the Agreement. Notwithstanding the foregoing, payment of any amount by Constellation to the Agent under the Agency Agreement shall satisfy Backup Purchasers’ payment obligations with respect to that same amount under this Backup Agreement.

(f) Indeck Maine shall be entitled to reduce its obligations to Deliver Certificates under Section 2(a) of this Backup Agreement by the amount equal (without duplication of any reduction) to the Maine Biomass 2008 Generation Certificates actually Delivered under the Agreement prior to or on the Effective Date. For the avoidance of doubt, nothing herein, shall entitle Indeck Maine to receive compensation from Backup Purchasers for any Certificates Delivered to Constellation prior to or on the Effective Date, except to the extent such compensation is part of the Working Capital Payment under the Purchase and Sale Agreement.

(g) With respect to each sale and Delivery of Certificates hereunder, Indeck Maine represents, warrants and agrees that it shall convey good and marketable title to such Certificates upon Delivery and will Deliver such Certificates, free and clear of any and all Liens and Claims.

(h) If and to the extent that Constellation sets off any Seller Amount against any Indeck Maine Amount under Section 5.4 of the Agreement and Section 9 of the Amendment and Backup Purchasers have not otherwise paid such set off amount to Indeck Maine under Section 2 hereof, Backup Purchasers shall immediately reimburse Indeck Maine for such set off amount. Backup Purchasers represent and warrant to and agree with Indeck Maine that, except with respect to the obligations of Linwood, RPPP and RRIG under the Agreement and except as provided in Section 9 below, Backup Purchasers have and will have during the term hereof no other agreements, contracts or undertakings with Constellation which could give rise to additional rights of Constellation to so set off against the Indeck Maine Amount.

(i) In event that either Backup Purchasers or Indeck Maine claims the occurrence of a Force Majeure hereunder, the Party claiming that Force Majeure shall have the same rights and obligations and shall be subject to the same restrictions with respect to that Force Majeure as if it were the “Claiming Party” under Section 3.4 and under the definition of “Force Majeure” in Article 10 of the Agreement, and the Party or Parties not claiming that Force Majeure shall have the same rights and obligations, and shall be subject to the same restrictions with respect to that Force Majeure as if it were the “non-Claiming Party” under Section 3.4 and under the definition of Article 10 of the Agreement. Notwithstanding the foregoing, this Backup Agreement may not be terminated as a result of a Force Majeure unless the Agreement has been terminated as a result of the same Force Majeure.

(j) So long as the Agency Agreement is in effect and Agent’s power and authority to act thereunder has not been suspended pursuant to Section 5 of the Agency Agreement, Indeck Maine will Deliver directly to Constellation all of the Second Standard Certificates to be delivered under the Agreement, invoice and receive payment from Constellation and collect payment from Constellation for such Second Standard Certificates (subject to the terms of the Agency Agreement). So long as the Agency Agreement is in effect, Agent’s power and authority to act thereunder has not been suspended pursuant to Section 5 of the Agency Agreement, and Indeck Maine complies with the first sentence of this Section 2(j), Linwood, RPPP and RRIG will not deliver Second Standard Certificates to Constellation under the Agreement (or invoice, receive payment or collect amounts related thereto) in place of the Second Standard Certificates to be delivered by Indeck Maine under Sections 2(a), 2(b) and 2(c) of this Backup Agreement.

(k) RILG consents to the arrangements set forth in the Agency Agreement.

3. (a) As soon as practicable after the end of each calendar month, Indeck Maine will prepare and deliver to Backup Purchasers the invoice and other information (collectively, the “Invoice Information”) required under Section 5.1 of the Agreement for any Certificates Delivered by it under Section 2(a) or 2(b) of this Backup Agreement, which Invoice Information shall be prepared in accordance with Section 5.1 of the Agreement and Section 9 of the Amendment.

(b) All such invoices properly submitted by Indeck Maine to Backup Purchasers pursuant to this Agreement and in accordance with Section 5.1 of the Agreement shall be due and payable by Backup Purchasers in accordance with Indeck Maine’s invoice instructions on or before the later of the twenty-third (23rd) day of the calendar month in which such invoice was so submitted, and the thirteenth (13th) day after receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. Each Party will make payments by electronic funds transfer, or by other mutually agreeable method(s), to the account designated by the other Party in Exhibit B hereto. Any amounts not paid by the due date therefor will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

(c) Indeck Maine will comply with the requirements of Section 5.5 of the Agreement with respect to any Invoice Information delivered to Constellation by Indeck Maine.

4. (a) Indeck Maine hereby agrees to retain in its own NEPOOL GIS account Certificates relating to Maine Biomass 2008 Generation, up to 208,651 Certificates (less Certificates Delivered pursuant to the

Agreement prior to the Effective Date) meeting the Second Standards (the “2008 Hold Back”), until the sooner of (x) the date on which Indeck Maine has received written notice from Backup Purchasers indicating that Linwood’s, RPPP’s and RRIG’s obligations to Constellation under the Agreement for the balance of the 2008 Optional Firm Transaction have been satisfied or (y) April 30, 2009; provided Indeck Maine shall be entitled to reduce the amount of its 2008 Hold Back by an amount equal to the Maine Biomass 2008 Generation Certificates actually Delivered under this Backup Agreement as and when such amounts are Delivered. Backup Purchasers shall promptly provide to Indeck Maine written notice of Linwood’s, RPPP’s and RRIG’s satisfaction of the obligations to Constellation under the Agreement for the balance of the 2008 Optional Firm Transaction upon such satisfaction.

(b) Indeck Maine hereby agrees to retain in its own NEPOOL GIS account all Certificates relating to Maine Biomass 2009 Generation, up to 208,651 Certificates meeting the Second Standards (the “2009 Hold Back”), until the sooner of (x) the date on which Indeck Maine has received written notice from Backup Purchasers indicating that Linwood’s, RPPP’s and RRIG’s obligations to Constellation under the Agreement for the balance of the 2009 Optional Firm Transaction have been satisfied or (y) April 30, 2010; provided Indeck Maine shall be entitled to reduce the amount of its 2009 Hold Back by an amount equal to the Maine Biomass 2009 Generation Certificates actually Delivered under this Backup Agreement as and when such amounts are Delivered; and, provided, further, that Indeck Maine’s obligation to hold back up to 208,651 Certificates as the 2009 Hold Back shall be reduced Certificate for Certificate to the extent that Linwood, RPPP and RRIG commit to provide to Constellation greater than 51,349 Certificates in 2009 meeting the First Standards.

(c) Within fifteen (15) days after the end of each calendar quarter, Backup Purchasers and Indeck Maine will provide each other with a report of (i) the number of Certificates Delivered by Linwood, RPPP and RRIG or Indeck Maine, as the case may be, to Constellation either under the Agreement or under the Agency Agreement for the 2008 Optional Firm Transaction and/or for the 2009 Optional Firm Transaction, (ii) the MWhs of generation produced by its respective facilities for the current calendar year through the end of such calendar quarter, and (iii) a good faith forecast of the MWhs of generation it expects its respective facilities to produce for the remainder of the calendar year.

5. (a) Unless excused by Force Majeure (subject to Section 2(i)) or Backup Purchasers’ failure to perform, in the event that Indeck Maine Delivers fewer Certificates than it is required to Deliver hereunder (the number of Certificates that Indeck Maine fails to Deliver being referred to herein as the “Deficiency”), Indeck Maine shall pay to Backup Purchasers an amount equal to the product of (x) the Deficiency and (y) the positive difference, if any, between the price to be paid for each Certificate under the Agreement and the Replacement Price therefor, plus Deficiency Costs incurred by Constellation, plus Backup Purchasers’ reasonable attorneys’ fees, each in connection with such failure. As used in this Section 5(a), “Deficiency Costs” means, without duplication, any brokerage fees, commissions and similar third party transaction costs and expenses reasonably incurred by Constellation either in terminating a Transaction pursuant to which Constellation hedged its obligations or entering into new arrangements which replace such Terminated Transaction, plus all reasonable attorneys’ fees and expenses incurred by Constellation in connection with a Deficiency. The Parties hereby agree that the amounts payable under this Section 5 are the only damages for the failure of Indeck Maine to perform its obligations under this Backup Agreement.

(b) Covanta agrees to deliver to Backup Purchasers promptly upon execution of this Backup Agreement by all of the Parties hereto a guaranty of the obligations of Indeck Maine under this Backup Agreement, with a guaranteed amount not to exceed at any time an amount equal to 80% of the amount required to be funded at such time in the Account under and pursuant to Section 5.2 of the Agreement (but not the amount required with respect to Section 3.6 of the Agreement), but in any event not to exceed a maximum amount of $7,300,000, in the form of Exhibit C attached hereto, which guaranty shall be subject to, and its effectiveness conditioned upon, the Effective Date.

6. Indeck Maine agrees to operate the Biomass Projects so as to maximize the MWhs of generation in respect of which Certificates are to be Delivered under Sections 2(a) and 2(b) above; provided, however, that in no event shall Indeck Maine be required to operate the Biomass Projects in a manner not in accordance with good utility practice and industry standards. Additionally, if the Effective Date occurs on or before September 30, 2008, Indeck Maine shall notify Backup Purchasers not later than September 30, 2008 of Indeck Maine’s forecasted generation at the Biomass Projects during 2009.

7. Subject to and upon the Effective Date, Indeck Maine, without any further action required, shall transfer and assign its entire interest in the Account, including all amounts on deposit in the Account, to Linwood, which transfer is subject to the rights and security interest of Constellation in such interest in the Account.

8. If Constellation fails to exercise its option under the Agreement with respect to the 2009 Optional Firm Transaction by the deadline date therefor in the Agreement, then all provisions of this Agreement related to the 2009 Optional Firm Transaction, and the requirements of Sections 2(b) and 4(b) herein, shall be of no further force and effect.

9. (a) Linwood, RPPP, RRIG and RPM shall not amend or modify any term, condition or covenant of the Agreement unless (i) Linwood, RPPP, RRIG and RPM give Indeck Maine prior written notice of any such proposed amendment or modification, including a copy of the proposed documentation to effect such amendment or modification, and (ii) Linwood, RPPP, RRIG and RPM comply with the following procedures, upon Indeck Maine’s reasonable opportunity to review such notice (together with all necessary and appropriate documentation), which opportunity to review will in no event be longer than ten (10) Business Days after receipt of such notice and all such necessary and appropriate documentation that may be reasonably requested by Indeck Maine:

(1) in the event that Indeck Maine reasonably determines that such proposed amendment or modification of the Agreement could reasonably be expected to have an adverse impact on Indeck Maine’s rights or obligations under any material term, condition or covenant of this Backup Agreement or the Agency Agreement on and after the Effective Date, Linwood, RPPP, RRIG and RPM shall not amend or modify any such material term, condition or covenant of the Agreement having such adverse impact on Indeck Maine without obtaining Indeck Maine’s prior written consent to any such amendment or modification, such consent of Indeck Maine not to be unreasonably withheld, conditioned or delayed; and

(2) in the event that Indeck Maine reasonably determines that clause (1) above does not apply to such proposed amendment or modification of the Agreement and that such proposed amendment or modification could reasonably be expected to materially reduce the contractual incentives or remedies for performance of any terms, conditions or covenants of Linwood, RPPP, RRIG under the Agreement on and after the Effective Date (including any reduction in or modification to collateral, terms of guaranties or other security arrangements other than an immaterial reduction in or modification to collateral, terms of guaranties or other security arrangements), Linwood, RPPP, RRIG and RPM shall not amend or modify any such term, condition or covenant of the Agreement without providing to Indeck Maine, prior to execution of the first such amendment or modification, a one-time cash deposit in the amount of $6,000,000 (the “Escrow Deposit”) to be held as collateral security pursuant to the Escrow Agreement dated as of the date hereof among Indeck Maine, Backup Purchasers and Capital One, N.A., as escrow agent (the “Escrow Agreement”) to secure the performance of Backup Purchasers under this Backup Agreement and the Agency Agreement. The Escrow Deposit will be held in an interest-bearing bank account and may be drawn on by Indeck Maine to the extent that Backup Purchasers fail to make any payment as and when due pursuant to the terms of this Backup Agreement or the Agency Agreement. Upon the expiration or termination of this Backup Agreement, all amounts in the Escrow Deposit (include all interest earned on amounts therein) at such time will be released to Backup Purchasers absent any pending obligation of the Backup Purchasers or any claim by Indeck Maine under the Escrow Agreement.

(b) Linwood, RPPP and RRIG represent, warrant and agree to comply with the terms and conditions of the Agreement at all times during the term of the Backup Agreement.

(c) During the term hereof, Backup Purchasers shall promptly provide to Indeck Maine a written copy of any notice or other communication received from or delivered to Constellation pursuant to the terms and conditions of the Agreement, including, without limitation, any and all (i) invoices delivered by Linwood,

RPPP and RRIG to Constellation, (ii) notices from Constellation related to the amount or timing of any requests for Delivery of Certificates meeting either First or Second Standards, (iii) Constellation’s exercise of its option under the Agreement with respect to the 2009 Optional Firm Transaction, or (iv) notice from or to Constellation of breach, default or termination.

(d) Upon the reasonable request of either Party, the other Party shall provide to the requesting Party all reasonable documentation and information related to the administration and/or performance of the Agreement, this Backup Agreement and the Agency Agreement. The Parties further agree to provide to each other audit rights regarding the administration and performance of the Agreement and the Backup Agreement equivalent to the audit rights set forth in Section 5.5 of the Agreement. In furtherance of the purposes of this Section, Indeck Maine may reasonably direct Linwood, RPPP and RRIG to exercise their rights to audit the records of Constellation with respect to any Certificates and “Invoice Information” provided by Agent directly to Constellation under the Agency Agreement or to Backup Purchasers hereunder and to provide Agent with reasonable access to the information obtained with respect to such Certificates and Invoice Information, subject to the confidentiality provisions of Section 9.4 of the Agreement.

10. This Backup Agreement shall terminate upon any termination of the Agreement unless such termination of the Agreement was caused by a breach or default of Linwood, RPPP or RRIG thereunder.

11. Except as otherwise provided herein, either Party may terminate this Backup Agreement in the event the other Party is in breach of any material obligation hereunder and Party in breach fails to cure such breach within thirty days of receipt from the other Party of written notice of such breach.

12. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Backup Purchasers:

Ridgewood Providence Power Partners, L.P.,
Ridgewood Rhode Island Generation, LLC &
Linwood 0708 LLC
Rhode Island LFG Genco, LLC
947 Linwood Avenue
Ridgewood, NJ 07450
Fax: (201) 447-0474

Attn.: General Counsel

If to Indeck Maine:

Indeck Maine Energy, L.L.C.
40 Lane Road
Fairfield, NJ 07004
Attn: General Counsel
Tel: (973) 882-7160
Fax: (973) 882-7357

Attn.: General Counsel

and, a copy to:

Covanta Energy Corporation
40 Lane Road
Fairfield, NJ 07004
Attn: General Counsel
Tel: (973) 882-7160
Fax: (973) 882-7357

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

13. Backup Purchasers represent and warrant to Indeck Maine that as of the date of this Backup Agreement the forecasted generation at RPPP’s and RRIG’s Facilities during 2009 will be between 130,000 MWhs and 150,000 MWhs (of which 86,901 MWhs of generation represents vintage production for purposes of the Massachusetts renewable energy portfolio standard and therefore does not qualify for First Standard Certificates under the Agreement) and there are no planned expansions, modifications, shutdowns or other operational issues of which Backup Purchasers are aware related to such Facilities which are reasonably expected to materially affect the range of such forecasted generation.

14. Two or more counterparts of this Backup Agreement may be signed by the Parties, each of which shall be an original but all of which together shall constitute one and the same instrument. Facsimile signatures on this Backup Agreement shall have the same force and effect as original signatures.

15. This Backup Agreement sets out the entire agreement between the Parties as to the subject matter hereof. This Backup Agreement is governed by and construed in accordance with the laws of the State of New York without giving effect to conflict of law principles.

16. This Backup Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Backup Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld, conditioned or delayed, provided, however, that no assignment shall in any way affect a Party’s obligations or liabilities under this Agreement. Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

17. The Parties acknowledge and agree that the transactions contemplated by this Backup Agreement constitute “forward contracts” within the meaning of the United States Bankruptcy Code. Each of the Parties represents that it is a “forward contract merchant” within the meaning of the United States Bankruptcy Code.

18. A condition to the effectiveness of this Backup Agreement shall be the execution and delivery of the Agency Agreement by all of the parties thereto, including the parties contemplated to acknowledge the Agency Agreement.

[The Remainder of this Page Left Intentionally Blank]

IN WITNESS WHEREOF, the Parties have executed this Backup Agreement as of the date first written above.

LINWOOD 0708 LLC
INDECK MAINE ENERGY, LLC

By:	Ridgewood Renewable Power LLC, its Manager

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes

	Name: Randall D. Holmes		Name: Randall D. Holmes
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer

RIDGEWOOD RHODE ISLAND GENERATION, LLC		RIDGEWOOD PROVIDENCE POWER PARTNERS, L.P.

By:	Ridgewood Management Corporation, its Manager	By:	Ridgewood Providence Power Corporation, its General Partner

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes

	Name: Randall D. Holmes		Name: Randall D. Holmes
	Title: President and Chief Executive Officer		Title: President and Chief Executive Officer

RHODE ISLAND LFG GENCO, LLC

By:	Ridgewood Renewable Power LLC, its Manager

By:	/s/ Randall D. Holmes

Name: Randall D. Holmes
Title: President and Chief Executive Officer

Acknowledged and agreed to as of the date first written above:

COVANTA ENERGY CORPORATION, solely as to Section 5(b) hereof

By:	/s/ Anthony J. Orlando

Name: Anthony J. Orlando
Title: President And Chief Executive Officer

RIDGEWOOD POWER MANAGEMENT LLC, as agent under the Agreement

By:	Ridgewood Management Corporation, its Manager

By:	/s/ Randall D. Holmes

Name: Randall D. Holmes
Title: President and Chief Executive Officer